EXHIBIT 10.6
Execution Copy
PRIVATE BRANDS AGREEMENT
     This PRIVATE BRANDS AGREEMENT (this “Agreement”), dated as of March 6, 2006 effective as of March 5, 2006 (the “Effective Time”), is made among Saks Incorporated, a Tennessee corporation (“Seller”), The Bon-Ton Stores, Inc., a Pennsylvania corporation (“Bon-Ton”), Herberger’s Department Stores, LLC, a Minnesota limited liability company (“Herberger’s”), and Parisian, Inc., an Alabama corporation (“Parisian,” with Bon-Ton, Herberger’s and Parisian being collectively referred to herein as “Buyers” or individually as a “Buyer”).
RECITALS
     WHEREAS, pursuant to that certain Purchase Agreement, dated as of October 29, 2005 (the “Purchase Agreement”), by and between Seller and Bon-Ton, Seller has agreed to sell, or cause to be sold, to Bon-Ton the Securities, and Bon-Ton has agreed to purchase the Securities as provided therein; and
     WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, Herberger’s and Parisian wish to continue selling in their retail stores certain merchandise bearing the private label brands owned by McRae’s, Inc., a subsidiary of Parisian, and other brands owned by third parties and licensed to Seller, which merchandise was marketed and sold by Herberger’s and Parisian to retail customers in the ordinary course of the Business immediately prior to the Effective Time; and
     WHEREAS, the assets of Buyers include an existing inventory of products and the right to acquire additional products that are the subject of outstanding and unfilled orders with Vendors (as hereinafter defined),
     WHEREAS, following the execution of the Purchase Agreement Seller and Bon-Ton entered into that certain Interim Private Brands Agreement dated as of January 1, 2006 (“Interim Agreement”), under the terms of which Bon-Ton agreed to order from Seller prior to the Closing certain merchandise bearing private label brands for resale in Bon-Ton retail stores;
     WHEREAS, Bon-Ton wishes to continue selling in its retail stores merchandise bearing private label brands; and
     WHEREAS, following the Closing Buyers are willing to purchase from Seller and Seller is willing to sell to Buyers On Order Products and additional New Order Products (as those terms are hereinafter defined) subject to the terms as set forth in this Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:
     1. Scope.
     (a) Buyers shall acquire from Seller and Seller shall sell to Buyers the Products on the terms and conditions set forth herein. For the purposes of this Agreement: (i) “Products” shall mean collectively Inventory Products, On Order Products, New Order Products, Direct Order Merchandise and Replenishment Merchandise; (ii) “Inventory Products” shall mean merchandise bearing Private Brands in the inventory of the Business at the Effective Time; (iii) “On Order Products” shall mean merchandise attributable to the Business bearing Private Brands that are the subject of purchase orders or commitment sheets issued by Seller and accepted by Vendors prior to the Effective Time that remain unfilled as of the Effective Time, or that Seller is or may otherwise become obligated to purchase; (iv) “New Order Products” shall mean such other merchandise bearing Private Brands as may be ordered by Buyers for delivery by Seller during the Term of this Agreement; (v) “Replenishment Merchandise” shall mean regularly stocked merchandise bearing Private Brands that Buyers shall maintain on their replenishment system and order directly from Vendors (as defined below) and as to which Buyers shall otherwise deal directly with Vendors; (vi) “Direct Order Merchandise” shall mean merchandise bearing Private Brands sourced from Vendors located in the United States as to which Buyers shall order merchandise directly from the Vendors and otherwise deal directly with Vendors in connection therewith, but excluding Replenishment Merchandise; (vii) “Seller Sourced Products” shall mean, collectively, Inventory Products, On Order Products and New Order Products; and (viii) “Private Brands” shall mean, collectively, those trademarks set forth on Exhibit A identified as private brands owned by McRae’s, Inc, a wholly-owned subsidiary of Parisian (“Owned Brands”), and the private brands set forth on Exhibit A owned by third parties and licensed to Seller (“Third Party Brands”). Notwithstanding the foregoing, Associated Merchandising Corporation shall not be a Vendor of Direct Order Merchandise but shall be a Vendor of On Order Products, New Order Products and Replenishment Merchandise.
     (b) Buyers shall purchase New Order Products pursuant to Purchase Orders (as hereinafter defined) issued by Buyers from time to time under Section 4(a). Subject to obtaining any necessary consents or approvals from Vendors or the owners or licensors of any applicable Third Party Brands, Buyers’ obligations to purchase Inventory Products and On Order Products shall be firm and not subject to modification or cancellation.
     (c) Buyers acknowledge that: (i) Seller is entering into this Agreement as an accommodation to Buyers so that Buyers will have sources of supply for Products and may continue to offer to sell Products bearing Third Party Brands (“Third Party Branded Products”) to retail customers in their stores for up to six (6) months following the expiration or termination of this Agreement as more fully set forth herein; (ii) Seller is not a manufacturer of the Products; (iii) Seller has entered or will enter into agreements with one or more third party vendors, agents or service providers (“Vendors”) to enable Seller to deliver Seller Sourced Products to Buyers and Buyers to acquire Replenishment Merchandise and Direct Order Merchandise from Vendors; (iv) Seller has agreed that Buyers may enter into direct business relationships with Vendors of Replenishment Merchandise and Direct Order Merchandise for the purposes of acquiring such merchandise; and (v) Buyers will receive the benefits of Seller’s business relationships with Vendors and the owners or licensors of the Third Party Brands.
     (d) With respect to Third Party Branded Products, Buyers acknowledge that: (i) Seller does not own the Third Party Brands; (ii) Seller has entered into license agreements with third parties that impose upon Seller certain obligations and restrictions with respect to the use of Third Party Brands and the sale and marketing of the Third Party Branded Products; (iii) Seller must obtain the consent of the owners or licensors of the Third Party Brands in order to permit the transfer or sale to Buyers of Third Party Branded Products, and the resale of the Third Party Branded Products to customers in Buyers’ retail stores; (iv) it shall be necessary for Buyers to take certain actions with respect to Third Party Branded Products in order to prevent Seller from being in breach or default of its obligations under its license agreements for the Third Party Brands; and (v) agreements relating to Third Party Brands may terminate prior to the expiration or termination of this Agreement (in which case Seller shall be under no obligation to make such Third Party Branded Products available to Buyers). Seller agrees that any amendment or modification of an agreement relating to a Third Party Brand will not contain terms that are more onerous on Buyers than similar terms imposed upon Seller. In no event shall any amendment to or modification of an agreement relating to any Third Party Brand or the AMC Agreement (as hereinafter defined) impose upon Buyers any additional obligation to pay any minimum amounts (A) with respect to royalties relating to any Third Party Brand or (B) with respect to any service charge under the AMC Agreement.
     (e) Buyers will promote, market and sell the Third Party Branded Products in their businesses in the same manner and to the same extent as the Third Party Branded Products were promoted, marketed and sold by Herberger’s and Parisian or their Subsidiaries prior to the Effective Time. Without limiting the generality of the foregoing, Buyers shall be responsible for their proportionate share of any advertising or promotions obligations set forth in any license agreement between Seller and the owner or licensor of any Third Party Brand in effect as of the Effective Time (without any amendment or supplement thereto that would have a material adverse effect upon the obligations of Buyers hereunder) and any such license agreement entered into after the Effective Time with the consent of any Buyer. Subject to the consent of the owners of the Third Party Brands, Buyers shall sell the Third Party Branded Products to retail customers in the ordinary course of business only in the retail department stores operated by Buyers or their Affiliates. When and as requested (subject to reasonable notice) by Seller, Buyers shall take any action deemed reasonably necessary by Seller to protect the image, reputation and goodwill represented by the Third Party Brands, to enable Buyers to remain in compliance with their obligations under this Agreement with respect to the promotion, marketing and sale of Third Party Branded Products, and to enable Seller to remain in compliance with Seller’s obligations under any license agreement in effect as of the Effective Time (without any amendment or supplement thereto that would have a material adverse effect upon the obligations of Buyers hereunder) and any such license agreement entered into after the Effective Time with the consent of any Buyer with the owner or licensor of a Third Party Brand. Without limiting the generality of the foregoing, when and as requested by Seller, Buyers shall: (i) deliver to Seller copies of advertising or promotional material for Third Party Branded Products; and (ii) modify or discontinue any advertising or promotional material or other activity or practice with respect to the Third Party Branded Products that is not in compliance with the requirements of this Agreement or Seller’s license agreements for the Third Party Brands.

     (f) Buyers shall not alter any Third Party Brand on any Third Party Branded Product, apply or use any Third Party Brand on other goods or with respect to any services, or relabel, retag, modify or repackage the Third Party Branded Products in any manner. Seller’s obligation to deliver or sell to Buyers any Seller Sourced Products under this Agreement or the Purchase Agreement, or Buyers’ right to purchase from Vendors Replenishment Merchandise or Direct Order Merchandise, shall be conditioned upon the receipt by Seller of any consent or approval required under an agreement between Seller and a Vendor or the owner or licensor of any Third Party Brand. Seller hereby agrees to use its commercially reasonable efforts to obtain from any Vendors or the owners or licensors of any applicable Third Party Brand any consents necessary for Seller to perform its obligations under this Agreement and for Buyers and their Affiliates to sell all Third Party Branded Products in the ordinary course of business in accordance with the requirements of the license agreements for the Third Party Brands, provided Seller shall not be obligated to pay any money or provide other consideration to a Vendor or the owner or licensor of a Third Party Brand in order to obtain any such consent. The delivery or sale of Third Party Branded Products to Buyers shall not be deemed to be a grant to Buyers of any right, title, interest or license in and to the Third Party Brands or other intellectual property rights in the Third Party Branded Products other than the limited right to promote, market and sell the Third Party Branded Products in accordance with the terms of this Agreement. Buyers shall not seek to register or otherwise contest the ownership of any Third Party Brand used on the Products.
     (g) Buyers acknowledge that: (i) Seller’s agreement with AMC (“AMC Agreement”), a Vendor of Seller Sourced Products and Replenishment Merchandise, contains an annual minimum service charge requirement with respect to Seller Sourced Products to be purchased under this Agreement and Replenishment Merchandise to be purchased directly by Buyers; and (ii) Seller’s license agreements with the owners or licensors of the Third Party Brands contain annual minimum royalty obligations with respect to the Retail Sales (as hereinafter defined) of Third Party Branded Products. The quantities of Seller Sourced Products to be purchased under this Agreement by Seller from AMC and Replenishment Merchandise to be purchased by Buyers directly from AMC represent a substantial portion of the goods to be purchased by Seller under the AMC Agreement. The royalties attributable to the Third Party Branded Products to be purchased under this Agreement (or separately by Buyers with respect to the Laura Ashley brands for the period February 1, 2007 through December 31, 2007) represent a significant portion of the Seller’s minimum royalty obligations under the license agreements for the Third Party Brands. Accordingly, Buyers shall be responsible for their share of any shortfall in meeting the applicable minimums if, in the case of the AMC Agreement, Buyer’s purchases of Seller Sourced Products purchased by Seller from AMC or Replenishment Merchandise purchased by Buyers from AMC, or in the case of the license agreements, royalties from Retail Sales of each Third Party Branded Product, fail to meet the minimum amounts set forth on Exhibit B for the periods indicated; provided, however, that Buyers shall not be responsible for any portion of the shortfall to the extent that any portion of such shortfall is attributable to: (x) the failure of Seller to obtain from any Vendors or the owners or licensors of any applicable Third Party Brands any consents or approvals required under any agreement between Seller and a Vendor or such owner or licensor; or (y) Seller’s failure to accept a Purchase Order pursuant to Section 4(b) of this Agreement. Subject to the foregoing, the Buyers’ share of a shortfall shall be: (A) in the case of the AMC Agreement, the amount, if any, by which the minimum set forth on Exhibit B exceeds the service charges payable to AMC attributable to the Buyers’ actual purchases of Seller Sourced Products and Replenishment Merchandise sourced through AMC;

and (B) in the case of each category of Third Party Branded Products, the amount, if any, by which the minimum set forth on Exhibit B exceeds the royalties actually paid by Buyers for such Third Party Branded Products. For the purposes of this Agreement, “Retail Sales” shall mean Buyers’ gross retail sales price of the Third Party Branded Products, less amounts granted for returns or allowances to retail customers who purchase the Third Party Branded Products. Retail Sales shall not include any sales or use taxes collected by Buyers from a retail customer. Notwithstanding the foregoing, Buyers shall not be obligated to pay any shortfall for an applicable period if Seller is not obligated to pay a shortfall with respect to its contracted minimum to AMC or the owner or licensor of a Third Party Brand.
     (h) Buyers acknowledge that Seller’s license agreement with the licensor of the Laura Ashley Brand (“Laura Ashley License”) expires on December 31, 2007, and that Seller has an obligation for minimum royalties through such date. Concurrently with the expiration or termination of this Agreement, Buyers shall enter into a sublicense agreement with Seller under the terms of which Buyers will be licensed to source Laura Ashley branded merchandise from third parties, will be obligated to pay the royalties on the Retail Sales of such merchandise, and will be obligated to pay their proportionate share of the minimum royalties of Seller determined in accordance with the principles set forth in Section 1(g). The sublicense will contain such other terms and conditions as are required under the Laura Ashley License and as are customary for an agreement of this nature. The sublicense shall be subject to the consent of the licensor under the terms of the Laura Ashley License.
     (i) For five (5) years from the Effective Time (or in the case of the owner of the Preswick & Moore Brand fifteen (15) years), neither Seller and its Affiliates, on the one hand, nor Buyers and their Affiliates, on the other hand, may negotiate or enter into any agreement, arrangement or understanding, oral or written, with any Vendor or owner or licensor of any Third Party Brand which provides for the grant of exclusive rights to either of the Buyers or the Seller (or any of their respective Affiliates) to the exclusion of the other.
     (j) Buyers acknowledge that Seller is maintaining personnel within its private brands organization to provide services under this Agreement for the benefit of Buyers, to service Seller’s retained businesses and to fulfill Seller’s obligations to Belk, Inc. Seller acknowledges that Buyers plan to develop their own private brands capability during the Term and to transition some of the business processes of Seller’s private brands organization to Buyers’ private brands organization. In connection therewith, Schedule 1 identifies the categories of services provided by the Seller’s private brands organization, a description of the processes involved with each service, the portion of the monthly Administrative Fee allocated to each category, and the end date and/or phase out plan for each category. Seller shall provide the category of service at the level and through the end of the month indicated. The Administrative Fee will be reduced by the amount indicated at such time as a category of service is discontinued or its level reduced. At the time a category of service is discontinued or the level reduced, Seller’s staffing within its private brands organization will be reduced accordingly. In connection with Seller’s staff reductions, Buyers may wish to hire such personnel from Seller’s private brands organization in order to staff Buyers’ private brands capability. Buyers shall coordinate with Seller all communications to such personnel working in Seller’s private brands organization and Seller shall reasonably cooperate with Buyers in this effort. Buyers agree and acknowledge that Seller shall have the right to approve the transfer date of employment of any employee of Seller working in Seller’s private brands organization to a Buyer or any Affiliates of the Buyers, which approval will not be unreasonably withheld or delayed.
     (k) Buyers shall establish a direct business relationship with each Vendor of Replenishment Merchandise and Direct Order Merchandise. Seller shall provide Buyers such information as Buyers may reasonably require to place orders for Replenishment Merchandise and Direct Order Merchandise and to manage their relationships with the Vendors of Replenishment Merchandise and Direct Order Merchandise. All commercial terms for the acquisition of Replenishment Merchandise and Direct Order Merchandise shall be established between Buyers and the Vendors. Without limiting the generality of the foregoing, all orders for Replenishment Merchandise and Direct Order Merchandise shall be placed by each Buyer directly with each Vendor, with invoices for the Replenishment Merchandise and Direct Order Merchandise to be issued by each Vendor to the applicable Buyer, and payment to be made by the applicable Buyer directly to each Vendor. Replenishment Merchandise and Direct Order Merchandise bearing Third Party Brands shall be subject to the royalty obligations under Section 3(d). Replenishment Merchandise purchased from AMC shall be credited against Seller’s annual minimum service charge obligation to AMC under Section 1(g). In connection therewith, within ten (10) days following the end of each month, Buyers shall submit to Seller a written report identifying the quantity and Buyer’s fully landed cost of Replenishment Merchandise purchased from AMC and delivered to Buyers during the preceding month and such other information as Seller may reasonably require.
     (l) Bon-Ton, Herberger’s and Parisian shall each be jointly and severally liable for the obligations of Buyers under this Agreement.
     (m) THIS AGREEMENT AND THE PURCHASE AGREEMENT STATE THE ONLY TERMS AND CONDITIONS UNDER WHICH SELLER SHALL SELL TO BUYERS, AND BUYERS SHALL PURCHASE FROM SELLER, THE SELLER SOURCED PRODUCTS.
     2. Quantities.
     (a) From time to time as requested by Seller, Buyers shall provide a forecast of their requirements for New Order Products. Any forecast of Buyers’ requirements for New Order Products shall not be binding in any way on Buyers or Seller, it being understood that such forecasts shall be requested by Seller and prepared by Buyers for planning purposes. Any such forecast may be modified at any time by Buyers in their sole discretion.
     (b) Buyers’ commitment to purchase New Order Products from Seller shall be limited to New Order Products that are subject to Purchase Orders issued by a Buyer and accepted by Seller pursuant to Section 4.
     3. Price and Sales Reports.
     (a) The price for Inventory Products has been established and shall be deemed to be subsumed within the purchase price for the Securities purchased under the Purchase Agreement.

     (b) The price for On Order Products and New Order Products shall be Seller’s fully landed cost for such Products, including the invoice price from each Vendor of Products, all freight (air, ocean or land), insurance, duties, brokers or agents fees or commissions, imposts, levies, taxes or other amounts paid by Seller with respect to the procurement of Products. The fully landed cost of On Order Products and New Order Products shall not include Seller’s administrative costs of its private brands organization, royalties payable by Seller to the owners or licensors of the Third Party Brands, or Seller’s fees for services provided under the Buyer Transition Services Agreement.
     (c) Buyer shall pay to Seller a separate fee to cover Seller’s administrative costs of its private brands organization (“Administrative Fee”). The Administrative Fee is set forth on page 2 of Schedule 1 and shall be payable monthly in arrears five (5) days following the end of each calendar month. The Administrative Fee for a partial month (i.e., the period from the Effective Time to the end of the month in which this Agreement is executed, or the period beginning on the day after the last full calendar month in the Term to the date of expiration or termination) shall be prorated on a daily basis. The Administrative Fee for the first partial month shall be paid on the Effective Time. The Administrative Fee shall be adjusted in accordance with Section 1(j).
     (d) In connection with sales by Buyers of Third Party Branded Products, Buyers shall pay to Seller the applicable royalties payable by Seller to the owners or licensors of the Third Party Brands. The amount of such royalties shall be the Retail Sales of the Third Party Branded Products times the applicable percentage indicated on Exhibit A. Within ten (10) days following the end of a calendar quarter (i.e., each three (3) month period ending on March 31, June 30, September 30 and December 31 of each year) Buyers shall submit to Seller a written sales report signed and certified as accurate in all material respects by an officer of each Buyer identifying the Retail Sales of each category of Third Party Branded Products sold by Buyers during the applicable quarter. Such report shall be required even if no sales of a particular Third Party Branded Product have been made in such quarter. Payment of the royalties due with respect to each category of Third Party Branded Products shall accompany each report. In no event shall Seller’s receipt of Buyers’ report or acceptance of a royalty payment be deemed to be a waiver of Seller’s right to challenge (on behalf of itself or the owner or licensor of a Third Party Brand) the accuracy of any report or the amount of any payment due from Buyers.
     4. Purchase Orders.
     (a) A purchase order issued by each Buyer for the New Order Products may consist of a hard copy in the same form utilized by Seller in the ordinary course of business immediately prior to the Effective Time, an electronic message in a form and delivered pursuant to procedures established by Seller, or other written communication from a Buyer to Seller in a form acceptable to Seller which complies with the requirements of this Agreement (“Purchase Orders”). All Purchase Orders issued by a Buyer shall: (i) reference this Agreement; (ii) identify the New Order Products and requested delivery date or dates; and (iii) identify the quantities to be purchased, the requested delivery point, and the requested delivery date, which shall be no sooner than permitted by the customary lead times for the delivery of New Order Products from Vendors to Seller. REGARDLESS OF FORM, EVERY PURCHASE ORDER ISSUED UNDER THIS AGREEMENT SHALL BE DEEMED TO EXCLUDE THE STANDARD TERMS AND

CONDITIONS SET FORTH ON THE REVERSE SIDE OF ANY SUCH FORM OR ANY OTHER FORM OR AGREEMENT USED BY EITHER PARTY.
     (b) Seller shall accept a Purchase Order for New Order Products issued by a Buyer conforming to the lead times and other procedures and requirements established by Seller and Vendors to the extent the quantity of New Order Products being ordered is no greater than the quantity of the same or comparable merchandise ordered for the comparable procurement cycle immediately prior to the Effective Time. Seller shall have the right to accept or reject a Purchase Order that does not so conform. Notwithstanding the quantity limitations set forth in the first sentence of this Section 4(b), and provided all other conditions of the first sentence have been met, Seller shall accept Purchase Orders for additional New Order Products to the extent the quantities of such additional New Order Products fairly reflect Buyers’ requirements with respect to: (i) stores planned by Buyers prior to the Effective Time but opened after the Effective Time; (ii) stores of Buyers that were existing at the Effective Time which are expanded after the Effective Time; (iii) additional demand reasonably anticipated by Buyers at such stores; or (iv) as permitted by any plan developed in accordance with the provisions of Section 4(e). Once accepted by Seller, a Purchase Order shall be deemed to be non-cancelable by Buyer. Seller may cancel a Purchase Order if and to the extent any Vendor refuses to accept Seller’s purchase order to acquire New Order Products from the Vendor, or if following such acceptance, the Vendor fails or refuses to deliver New Order Products in accordance with Seller’s purchase order.
     (c) Wherever commercially reasonable, Seller shall cause New Order Products to be shipped directly from the Vendor to a destination designated by a Buyer in its Purchase Order. Buyers may change the quantities and delivery dates on individual Purchase Orders without penalty, provided a Buyer notifies Seller of the changes in accordance with the applicable Vendor’s lead times and the Vendor otherwise accepts any such change.
     (d) Seller’s ability to fulfill Buyers’ Purchase Orders for New Order Products shall be dependent upon Buyers issuing Purchase Orders conforming to the lead times and other procedures and requirements established by Seller and Vendors. Seller shall use reasonable commercial efforts to deliver New Order Products in accordance with Buyers’ Purchase Orders, provided under no circumstances shall Seller be liable to Buyers for any failure to perform under any Purchase Order or this Agreement caused by any failure or refusal of a Vendor to perform any obligation to Seller with respect to any such Buyer’s Purchase Order.
     (e) Buyers and Seller shall cooperate in good faith to develop mutually acceptable plans for the purchase by Buyers of New Order Products for stores owned and operated by Bon-Ton other than the stores that are the subject of the Purchase Agreement and this Agreement. Such plans shall take into consideration: (i) Bon-Ton’s reasonable requirements for such New Order Products, including the assortment and quantity of such New Order Products; (ii) the commitments of Seller’s private brands organization to Belk, Inc. and Seller’s retained businesses; and (iii) Seller’s obligations to Vendors or the owners or licensors of Third Party Brands. The plans shall also provide for an appropriate adjustment of the Administrative Fee to reflect the increases in Seller’s costs, if any, associated with the additional volume. Once the plan has been mutually agreed upon, Buyers’ orders for New Order Products made under the plan shall be subject to the terms and conditions of this Agreement.

     5. Delivery, Title and Risk of Loss.
     (a) Inventory Products shall be deemed to be delivered to a Buyer at the Effective Time. On Order Products and New Order Products shall be deemed to be delivered to a Buyer at such time as the On Order Products or New Order Products are delivered to Seller by a Vendor under the applicable purchase order or other agreement between Seller and the Vendor.
     (b) Freight, insurance and other costs attributable to the delivery and sale of On Order Products and New Order Products shall be determined in accordance with the applicable purchase order or other agreement between Seller and the Vendor.
     (c) Title and risk of loss for Inventory Products shall be deemed to pass to a Buyer at the Effective Time. Title and risk of loss for On Order Products and New Order Products shall be deemed to pass automatically from Seller to a Buyer at such time as title and risk of loss passes from the Vendor to Seller pursuant to the applicable purchase order or other agreement between Seller and the Vendor.
     6. Billing and Payment.
     (a) Buyers shall at all times maintain and update on a weekly basis an irrevocable trade letter(s) of credit (“LOC”) for the benefit of Seller in a form reasonably acceptable to Seller, on behalf of Buyers and their subsidiaries, branches and divisions receiving On Order Products or New Order Products under this Agreement from time to time, at such banks or other financial institutions as are reasonably acceptable to Seller, according to such terms as may be reasonably designated by Seller from time to time, and in an amount equal to: (i) the fully landed cost for the On Order Products or New Order Products included in all outstanding Purchase Orders; plus (ii) the amount of the Administrative Fee for the then current month and any unpaid amount of the Administrative Fee for the previous month; plus (iii) the accrued and unpaid royalties due with respect to Retail Sales of Third Party Branded Products in previous quarters and the estimated royalties due with respect to actual and projected Retail Sales of Third Party Branded Products delivered in the current quarter (the “LOC Amount”). Seller shall issue a commercial invoice for payment of the purchase price of Seller On Order Products or New Order Products, as the case may be, no sooner than one (1) business day after delivery to Buyer of the On Order Products or New Order Products pursuant to Section 5(a) and shall be entitled to draw down on each LOC upon presenting the invoice to the issuing bank. In addition, in the event that Buyers fail to pay when due the Administrative Fee or royalties with respect to Retail Sales of Third Party Branded Products, other than amounts disputed in good faith, then Seller shall be entitled to draw down on each LOC upon presenting an invoice for any such amounts that are due but unpaid to the issuing bank with a copy of such invoice delivered to Bon-Ton. Buyers shall: (A) provide to Seller the original of each LOC and amendment thereto; (B) provide to Seller a copy of each notice or other communication to the bank(s) or other financial institution(s) with respect to any change, modification, amendment or cancellation of the LOC(s); (C) notify Seller immediately of any cancellation or modification of the terms of an LOC; (D) cause each bank or other financial institution to cooperate with Seller in collecting amounts drawn on the LOC(s) and otherwise provide such information as Seller may reasonably require from time to time; (E) pay all fees, costs and expenses in connection with the LOC(s); and (F) provide such other information with respect to Bon-Ton and the LOC(s) as Seller may reasonably request from time to time. Failure to maintain the LOC(s) in effect in accordance with this Section 6(a), or to comply with the other requirements of this Section 6(a), shall constitute a material breach of this Agreement and Seller may, without liability and in addition to its other remedies under this Agreement, suspend its obligations hereunder with respect to all outstanding Purchase Orders for On Order Products or New Order Products until such time as Bon-Ton complies with the requirements of this Section 6(a) to Seller’s reasonable satisfaction.
     (b) Unless paid as provided in Section 6(a), Buyers shall promptly pay Seller’s invoices and other amounts due under this Agreement. Seller will provide reasonable additional information requested by Buyers in writing supporting Seller’s invoices. Unless directed otherwise by Seller, Buyers shall pay all invoices or other amounts due, as applicable, in the case of invoices, not later than fifteen (15) days following receipt by a Buyer of Seller’s invoice, or, in the case of other amounts, on the due date. Buyers shall not be entitled to offset any amounts owing to it by Seller or any of Seller’s Affiliates against amounts payable by Buyers hereunder or under any other agreement or arrangement. Should Buyers reasonably and in good faith dispute any portion of an invoice, Buyers shall pay the undisputed portion of the invoice in accordance with this Section 6(b) and promptly notify Seller in writing of the nature and basis of the dispute.
     (c) If a bank or other financial institution fails to honor any amount drawn on an LOC, such failure shall be considered a material breach of this Agreement (except to the extent of any invoiced amounts reasonably disputed by Buyers in good faith and of which dispute Buyers have notified Seller in accordance with the requirements of this Agreement) and Seller may, without liability, suspend its obligations hereunder with respect to all undelivered On Order Products or New Order Products or outstanding Purchase Orders for On Order Products or New Order Products until such time as such invoices have been paid in full. The remedy provided to Seller by this Section 6(c) shall be without limitation of any other applicable provisions of this Agreement, including Sections 6(e) and 8. Notwithstanding the foregoing, Seller shall be entitled to draw the full face amount of any LOC, in prepayment of the applicable Purchase Orders, if such LOC: (i) is scheduled to expire within thirty (30) days; and (ii) has not been replaced with a substitute LOC that complies with the requirements of Section 6(a).
     (d) All charges and fees to be paid by Buyers to Seller under this Agreement are exclusive of any applicable taxes required by law to be collected from Buyers (including withholding, sales, use, excise or services taxes, which may be assessed on the provision of any services hereunder). If a withholding, sales, use, excise or services tax is assessed on the delivery or sale of Seller Sourced Products or the provision of any other services under this Agreement, Buyers shall pay directly, reimburse or indemnify Seller and its Affiliates for such tax. The parties shall cooperate with each other in determining the extent to which any tax is due and owing under the circumstances, and shall provide and make available to each other any resale certificate, information regarding out-of-state use of materials, services or sale, and other exemption certificates or information reasonably requested by the other party.
     (e) All payments required to be made pursuant to this Agreement shall bear interest from and including: (i) the date ten (10) days following receipt by Buyers of Seller’s invoice for undisputed invoiced amounts (but only in cases in which Buyers have not paid within fifteen (15) days following receipt by Buyers of Seller’s invoice); or (ii) the due date with respect to other amounts, in each case to but excluding the date of payment at a rate equal to a per annum rate 150 basis points above LIBOR, or such higher rate as Seller may be obligated to pay to an owner or licensor under a license agreement for a Third Party Brand, or to a Vendor under an applicable agreement or purchase order, from the date such interest begins to accrue to the payment date. Such interest shall be payable at the same time as the payment to which it relates is made and shall be calculated on the basis of the number of days (excluding the payment date) by which the payment date follows the date such payment is due.
     7. Books and Records; Audits.
     (a) Buyers shall prepare and maintain complete and accurate books of account and records (specifically including without limitation the originals or copies of documents supporting entries in the books of account and records) covering all transactions arising out of or relating to this Agreement. Seller and its duly authorized representatives (or in the case of Third Party Branded Products, the owner or licensor of the Third Party Brand), upon appropriate advance notice to Buyers, shall have the right, during regular business hours, for the duration of this Agreement, and for a term of one (1) year following the early termination or expiration of this Agreement, to audit said books of account and records and examine all other documents and materials in the possession of, or under the control of, Buyers with respect to the subject matter of this Agreement. All such books of account, records and documents shall be kept available by Buyers for at least one (1) year after the early termination or expiration of this Agreement.
     (b) If, as a result of any audit of Buyers’ books and records, it is shown that with respect to any calendar quarter during the Term, royalties or minimums paid by Buyers to Seller were: (i) less than the amounts which should have been paid, Buyers immediately shall pay such shortfall to Seller together with the interest due under Section 6(e) with respect to the shortfall; and (ii) greater than the amounts which should have been paid, Seller shall refund such overpayment to Buyer(s) to the extent Seller is entitled to, or obtains after utilizing commercially reasonable efforts without incurring any cost or expense, a refund of the overpayment from a Vendor or the owner or licensor of a Third Party Brand. If the amount of a shortfall is equal to four percent (4%) or more of the payment actually due Seller, Buyers shall reimburse Seller for the cost to Seller of such audit. Such payments shall be made within ten (10) days following delivery to Buyers of a written demand by Seller for payment.
     (c) In addition to any inspection or audit by Seller or an owner or licensor of a Third Party Brand of the books and records of Buyers under Section 7(a), Buyers shall permit the owner or licensor of a Third Party Brand, as applicable, to inspect the facilities and operations where a Buyer conducts business activities with respect to Products to the extent required by the agreement relating to the applicable Third Party Brand.
     (d) In the event of an assignment by Seller of this Agreement to one of the companies identified in Schedule 2 (“Subject Buyers”), Seller’s audit, inspection and access rights under this Section 7 shall be limited to audit, inspection and access by an independent certified public accounting firm designated by Seller (selected from one of the “Big Four” or a reasonable substitute), and in connection with its activities such accounting firm shall not disclose to Seller or to any other Person Confidential Information of Buyers and their Affiliates not otherwise known to Seller in the ordinary course of the business relationship between the parties.

     8. Term of Agreement; Termination.
     (a) This Agreement shall commence on the Effective Time and shall continue (unless sooner terminated pursuant to the terms hereof) through January 31, 2007 (“Term”). This Agreement shall not be subject to renewal.
     (b) Buyers may terminate this Agreement at any time upon written notice to Seller in the event of a material breach of this Agreement by Seller. Such termination shall become effective thirty (30) days from the date of Seller’s receipt of such notice unless the breach is cured or, if not able to be cured within said 30-day period, significant steps to cure have been taken by Seller within that period.
     (c) Seller may terminate this Agreement at any time upon written notice to Buyers in the event of a material breach of this Agreement by a Buyer. Such termination shall become effective thirty (30) days from the date of Buyers’ receipt of such notice unless the breach is cured or, if not able to be cured within said 30-day period, significant steps to cure have been taken by Buyers within that period; provided, that if such breach relates to the non-payment by Buyers of any amount due under Section 6, then termination under this Section 8(c) shall be effective fifteen (15) days from the date of receipt of notice of breach from Seller unless all unpaid fees or expenses that are in payment default have been paid in full within such 15-day period.
     (d) Following the expiration or earlier termination of this Agreement for any reason, Seller shall not be obligated to accept any Purchase Order for New Order Products. Following the expiration of this Agreement under Section 8(a) or the termination of this Agreement by Buyers under Section 8(b), but subject to the terms and conditions of this Agreement, Seller shall continue to deliver any previously undelivered On Order Products and to fill previously accepted outstanding and unfilled Purchase Orders for New Order Products. Following any termination of this Agreement by Seller under Section 8(c), but subject to the terms and conditions of this Agreement, Seller may elect to continue to deliver any previously undelivered On Order Products and to fill previously accepted outstanding and unfilled Purchase Orders for New Order Products, provided under no circumstances shall Seller be obligated to do so. Buyers shall continue to maintain the letter of credit required under Section 6(a) until Buyers have paid for all Products delivered by Seller following the expiration or termination of this Agreement. Subject to Sections 1(c) through 1(h), Section 1(k), Section 3(d) and Section 6, Buyers shall have six (6) months following the expiration or termination of this Agreement to sell off their inventory of Third Party Branded Products, or such longer or shorter period as may be permitted under an applicable license agreement for the Third Party Brand.
     (e) Notwithstanding any other provision in this Agreement to the contrary, whether this Agreement expires or is terminated by Seller or Buyers, or whether this Agreement is subject to a partial termination under Section 9, Buyers shall remain liable for the payment of the Administrative Fee accrued prior to expiration or termination and all amounts due with respect to On Order Products or New Order Products delivered under the terms of this Agreement, even though such On Order Products or New Order Products may not be delivered until after such expiration or termination. Further, in the event of expiration or termination of this Agreement, Sections 1(e) through 1(i), 1(k), 1(l), 3(a), 3(b), 3(d), 5, 6, 7, 8, 10, 12, 13 and 15

through 24 shall continue in full force and effect; provided that Sections 1(g) and 1(h) shall not survive if this Agreement is terminated pursuant to Section 8(b).
     9. Partial Termination. Subject to Section 8(d), this Agreement shall automatically terminate with respect to: (i) any category of Third Party Branded Product upon the expiration or termination for any reason of the applicable license agreement between Seller and the owner or licensor of the Third Party Brand; or (ii) any other Product affected by the expiration or termination of a purchase order, sourcing or other agreement between Seller and a Vendor of the Product.
     10. Confidentiality. Each party shall, and shall cause each of its Affiliates and each of its and their officers, directors and employees to, hold all information relating to the business of the other party disclosed to it by reason of this Agreement (the “Confidential Information”) confidential, and shall not disclose or permit to be disclosed any such Confidential Information to any third party unless legally compelled to disclose such information; provided, however, that to the extent that a Person receiving Confidential Information hereunder may become legally compelled to disclose any Confidential Information, such Person: (a) may only disclose such information if it shall first have used commercially reasonable efforts to, and, if practicable, shall have afforded the other party the opportunity to, obtain an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed; and (b) if such protective order or other remedy is not obtained, or the other party waives such Person’s compliance with the provisions of this Section 10, shall only furnish that portion of the Confidential Information which is legally required to be so disclosed. As used herein, “Confidential Information” does not include any information that: (i) is or becomes generally available to the public other than as a result of a disclosure by the party receiving the Confidential Information; (ii) was available to the receiving party on a non-confidential basis prior to its disclosure by the disclosing party (except to the extent that such information was available to Seller in connection with the Business); (iii) becomes available to the receiving party from a Person other than the disclosing party or its Affiliates who is not, to the receiving party’s knowledge, subject to any legally binding obligation to keep such information confidential; or (iv) such party demonstrates is or was independently developed by or on behalf of a party without the direct or indirect use of any of the other party’s Confidential Information.
     11. Third Party Non-Disclosure Agreements. To the extent that any information disclosed under this Agreement requires a specific form of non-disclosure agreement under the terms of an applicable license agreement for a Third Party Brand as a condition of its disclosure or use, Buyers shall execute (and shall cause Buyers’ employees to execute, if and to the extent required) any such form.
     12. Limitation of Liability; Disclaimer; Indemnity.
     (a) Except in the case of fraud, willful misconduct or gross negligence, each party and their respective Affiliates shall not be liable to the other parties, their Affiliates or any third party for any special, incidental, consequential (including loss of revenues or profits), exemplary or punitive damages arising from any claim relating to this Agreement or any of the Products to be provided hereunder or the performance of or failure to perform such party’s obligations under this Agreement, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise, all of which are hereby excluded by agreement of the parties regardless of whether or not a party to this Agreement has been advised of the possibility of such damages. Any of the foregoing categories of damages Seller is required to pay a third party on account of or attributable to a Buyer’s conduct shall be deemed to be direct damages of Seller and not subject to the previous sentence or the limitations of the next sentence. Notwithstanding anything in this Agreement to the contrary, Seller shall be under no obligation to deliver or sell any Seller Sourced Product under this Agreement to the extent that Seller, in its reasonable discretion, determines that to do so would conflict with, violate or breach its obligations under any license or other agreement to which either Seller or any of its Affiliates is bound. SELLER SPECIFICALLY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, FITNESS OR NON-INFRINGEMENT. Except in the case of fraud, willful misconduct or gross negligence, notwithstanding the foregoing, Seller’s cumulative aggregate liability to Buyers and their Affiliates under this Agreement shall not exceed the amount paid for the Products or the Administrative Fee giving rise to the claim. Notwithstanding anything contained herein to the contrary, the limitations set forth in this Section 12(a) shall not apply with respect to any breach of Section 10.
     (b) Buyers shall indemnify Seller and each of its Affiliates against all Losses and Expenses attributable to: (i) third party claims arising from or relating to the activities contemplated by this Agreement to the extent that such Losses and Expenses arise from the fraud, gross negligence or willful misconduct of a Buyer, any of their Affiliates or any of their respective employees, officers or directors; and (ii) product liability claims involving personal injury or property damage arising out of the use of any Product.
     (c) Seller shall indemnify Buyers and each of their Affiliates against all Losses and Expenses attributable to any third party claims arising from or relating to the activities contemplated by this Agreement to the extent that such Losses and Expenses arise from the fraud, gross negligence or willful misconduct of Seller, any of its Affiliates or any of their respective employees, officers or directors.
     (d) All claims for indemnification pursuant to this Section 12 shall be made in accordance with the procedures set forth in Sections 10.3 and 10.5 of the Purchase Agreement. Notwithstanding any other provision of this Section 12 or any provision set forth in the Purchase Agreement, Buyers and their Affiliates shall not be limited in any recovery of Losses or Expenses under this Agreement by any provision set forth in the Purchase Agreement, and any Losses or Expenses paid by Seller to Buyers or their Affiliates under this Agreement shall not be counted for purposes of any aggregate damage limitations set forth in the Purchase Agreement. In addition, for the avoidance of doubt, no Loss or Expense suffered by Buyers or their Affiliates pursuant to this Agreement shall be counted for purposes of satisfying the deductibles set forth in the proviso to Section 10.1(a) of the Purchase Agreement.
     (e) At their expense, Seller, on the one hand, and Buyers, on the other hand, shall each procure and maintain in full force and effect at all times during which the Products are being sold, and for a period of one (1) year thereafter, with responsible insurance carriers acceptable to the other part(ies)at least Five Million Dollars ($5,000,000) of products liability insurance coverage with respect to their sale of the Products. Such insurance coverage shall name the other part(ies) and the owner or licensor of each Third Party Brand as an additional insured and shall provide for a minimum of twenty (20) days prior written notice to the other part(ies) in the event that the insurance carrier intends to cancel or substantially reduce the insurance coverage. Such insurance coverage may be obtained in conjunction with a policy of product liability insurance which covers other products manufactured and/or sold by a party. Seller, on the one hand, and Buyers, on the other hand, shall each also procure and maintain during the Term of this Agreement and for a period of one (1) year thereafter, at least the minimum business insurance coverages, including but not limited to bodily injury, property damage, workers compensation, business interruption and general liability that are required by the laws and regulations of any jurisdiction in which Seller or Buyers sell the Products. Upon request, Seller and Buyers shall furnish or cause to be furnished to the other part(ies) a certificate(s) of insurance, or upon request, a certified copy of said insurance policy(s), evidencing the maintenance of the insurance coverages required by this Section 12(e).
     13. Relationship of Parties. The contractual relationship between the parties established under this Agreement is solely that of seller and purchaser. Except as specifically provided herein, neither party shall: (a) act or represent or hold itself out as having authority to act as an agent or partner of the other party; or (b) in any way bind or commit the other party to any obligations or agreement. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust, fiduciary relationship or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement. The parties’ respective rights and obligations hereunder shall be limited to the contractual rights and obligations expressly set forth herein on the terms and conditions set forth herein.
     14. Force Majeure. If Seller, any of its Affiliates or any Vendor is prevented from or delayed in complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, strike, walkout, lockout or other labor trouble or shortage, delays by unaffiliated suppliers or carriers, shortages of fuel, power, raw materials or components, any law, order, proclamation, regulation, ordinance, demand, seizure or requirement of any governmental authority, riot, civil commotion, war, rebellion, acts of terrorism, nuclear accident or other causes beyond the reasonable control of any such Person or other acts of God, or acts, omissions or delays in acting by any governmental or military authority or Buyers, then upon notice to Buyers, the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability and Seller shall have no liability to Buyers, their Affiliates or any other Person in connection therewith. Seller and Buyers shall make commercially reasonable efforts to remove such disability within thirty (30) days after giving notice of such disability; provided, however, that nothing in this Section 14 will be construed to require the settlement of any strike, walkout, lockout or other labor dispute on terms which, in the reasonable judgment of Seller, are contrary to its interest. It is understood that the settlement of a strike, walkout, lockout or other labor dispute will be entirely within the discretion of Seller. In the event that Seller shall fail to perform its obligations hereunder for at least twenty (20) days as a consequence of any such force majeure event, then the Administrative Fee shall be reduced by that portion of the Administrative Fee allocated to the function or functions that Seller fails to perform after such twenty (20) day period and prior to the time that Seller restores such function or functions.
     15. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by private courier or by registered or certified mail, and shall be deemed given when so delivered personally, by facsimile or by private courier or, if mailed, two business days after the mailing, as follows:
     If to Buyers, to:
The Bon-Ton Stores, Inc.
2801 Market Street
York, PA 17402
Facsimile: (717) 751-3008
Attention: Vice President and General Counsel
with a copy to:
Wolf, Block, Schorr and Solis-Cohen LLP
1650 Arch Street, 22nd Floor
Philadelphia, PA 19103
Facsimile: (215) 977-2334
Attention: Henry F. Miller, Esquire
     If to Seller, to:
Saks Incorporated
750 Lakeshore Parkway
Birmingham, Alabama 35211
Facsimile: (205) 940-4468
Attention: Executive Vice President and General Counsel
with a copy to:
Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Facsimile: (312) 853-7036
Attention: Michael S. Sigal and Gary D. Gerstman
or to such other address as such party may indicate by a notice delivered to the other party hereto.
     16. Successors and Assigns. The rights under this Agreement shall not be assignable by Buyers and the duties shall not be delegated by Buyers without the prior written consent of Seller, such consent not to be unreasonably withheld or delayed. The rights of Seller and its Affiliates under Section 1(i) of this Agreement shall not be assignable by Seller to any Person (together with its Affiliates) that prior to such assignment is predominantly engaged in the traditional department store business or in the retail apparel business without the prior written consent of Buyers, such consent not to be unreasonably withheld or delayed. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Except for the rights afforded owners or licensors of Third Party Brands expressly set forth herein, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 16 any right, remedy or claim under or by reason of this Agreement.
     17. Entire Agreement; Amendments. This Agreement, the Exhibits and Schedules attached hereto and the Purchase Orders or other documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto (it being understood, however, that the Purchase Agreement, agreements contemplated thereby and the Interim Agreement set forth certain additional understandings between Seller and Buyer regarding their relationship after the Effective Time). This Agreement replaces and supersedes in its entirety the Private Brands Agreement attached as Exhibit G to the Purchase Agreement. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.
     18. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.
     19. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
     20. Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Seller and Buyers.
     21. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof except Section 5-1401 of the New York General Obligations Law.
     22. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     23. Interpretation. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings given to such terms in the Purchase Agreement. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein (i) to Sections mean the Sections of this Agreement and (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement. Headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
     24. Exhibits and Schedules. Exhibits A and B and Schedules 1 and 2 shall be construed with and as an integral part of this Agreement to the same extent as if it was set forth verbatim herein.
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     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed, all as of the Effective Time.

SAKS INCORPORATED
By:	/S/ CHARLES J. HANSEN
	Name:	Charles J. Hansen
	Title:	Executive Vice President

THE BON-TON STORES, INC.
By:	/S/ JAMES H. BAIREUTHER
	Name:	James H. Baireuther
	Title:	Vice Chairman and Chief Administrative Officer

HERBERGER’S DEPARTMENT STORES, LLC
By:	/S/ JAMES H. BAIREUTHER
	Name:	James H. Baireuther
	Title:	Senior Vice President and Chief Administrative Officer

PARISIAN, INC.
By:	/S/ JAMES H. BAIREUTHER
	Name:	James H. Baireuther
	Title:	Senior Vice President and Chief Administrative Officer

Signature Page
to
Private Brands Agreement